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FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky	Jonathan Fassberg (investors)	Paul Caminiti or Andrew Cole (media)
BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
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BIOVERIS COMPLETES AGREEMENT WITH THERACARB, INC.

Secures Option for Exclusive Rights to Vaccine Candidate for Candida

GAITHERSBURG, MD, January 18, 2006 - BioVeris Corporation (NASDAQ: BIOV) announced today that it has entered into an option agreement with TheraCarb, Inc. of Edmonton, Alberta for exclusive patent rights to a vaccine candidate for Candida albicans, the most common fungal pathogen affecting humans. Under the agreement with TheraCarb, the Company acquired a first option for exclusive rights to commercialize products for possible use in the prevention, diagnosis and treatment of Candida albicans infections.

Under the agreement, the Company also will sponsor approximately $170,000 of research at TheraCarb through the first quarter of 2007 aimed at developing a vaccine candidate. The Company will pay TheraCarb a $75,000 option fee and if the Company exercises its option for exclusive rights to commercialize products, it will pay a license issue fee, as well as milestone~~s~~ fees for initiating and completing human clinical trials and securing regulatory approvals, and royalties.

Candida albicans is the most common of the Candida species, which are ubiquitous, opportunistic pathogens that colonize more than half of all healthy individuals in the U.S., causing systemic disease in nearly 15% of those who are immunocompromised. Resulting diseases include:

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Genital candidiasis, or vaginal yeast infections, which is the second most common cause of vaginitis. Vaginal candidiasis affects approximately 75% of all women at least once during their lifetime. While certain risk factors increase the likelihood of contracting vaginal candidiasis (e.g., pregnancy, diabetes, antibiotic use, birth control pill use, corticosteroid use, being immunocompromised), approximately 10% of women have recurring yeast infections without precipitating risk. Antifungal therapy has a high success rate; however, prolonged use of antifungal drugs, particularly through self-medication without formal diagnosis, has resulted in increased drug resistance. The carbohydrate-based vaccine technology is expected to be a safe approach that provides long-lasting immunity for this vulnerable population.

•

Invasive or systemic candidiasis, which is common in newborns of low birth weight and immunocompromised people. Although relatively rare, systemic candidiasis represents the most serious Candida infection, with a mortality rate as high as 77% for those who are immunocompromised. This group includes patients scheduled to receive abdominal surgery; transplantations including bone marrow, kidney or heart; and immunosuppressive cancer therapy. A successful vaccine could be used to provide protection prior to initiating treatment of individuals who would become at high risk of developing serious conditions due to Candida albicans and augment conventional antifungal drug therapy.

•	Oropharyngeal candidiasis or thrush, which is common in infants and immunocompromised adults.

•	Esophagitis, which is common for immunocompromised people and occurs in the majority of people with AIDS.

•	Cutaneous candidiasis, which is common with heavily moistened skin and diaper rash.

About TheraCarb

TheraCarb, Inc. is a private biotechnology company which is operating in Edmonton Alberta. It was incorporated in 2001 to research, develop and commercialize products based on leading edge carbohydrate chemistry and other novel inventions that exploit multivalent interactions.

About BioVeris

BioVeris Corporation - America’s Biosecurity Company™ - is an integrated healthcare company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the commercialization of innovative products and services for biosecurity and for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the agreement with TheraCarb, the Company’s option for exclusive rights, market size and growth, and the utility or effectiveness of Candida vaccines are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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